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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 or 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (date of earliest event reported): December 27, 2001

                                CERES GROUP, INC.
               (Exact Name of Registrant as Specified in Charter)
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
        DELAWARE                             0-8483                        34-1017531
(State or Other Jurisdiction of      (Commission File Number)    (I.R.S. Employer Identification
       Incorporation)                                                        Number)
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                   17800 ROYALTON ROAD, CLEVELAND, OHIO 44136
                    (Address of principal executive offices)

                                 (440) 572-2400
              (Registrant's telephone number, including area code)



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ITEM 5. OTHER EVENTS.

     On December 27, 2001, Ceres Group, Inc. completed an underwritten follow-on public offering of 16,100,000 shares of our common stock, which included the exercise of the underwriters' over-allotment option of 2,100,000 shares, for an aggregate offering price of $51.5 million. All of the shares in the offering were sold by Ceres. We announced the completion of the public offering in a press release, dated December 27, 2001, which is attached hereto as Exhibit 99.1.

     In addition, we entered into an amendment to our credit agreement with JPMorgan Chase (formerly Chase Manhattan Bank) that became effective immediately following the closing of our public offering. This amendment is attached hereto as Exhibit 10.38. The amendment, among other things:

     - requires us to repay a portion of our tranche A term loan with $10.0 million of the proceeds of the offering;

     - restructures our scheduled tranche A term loan debt payments as follows: quarterly principal payments of $0.5 million through May 17, 2002, $0.8 million through November 17, 2002, and $0.9 million through November 17, 2004; and a payment of $8.5 million on February 17, 2005;

     - requires us to repay the term loans with 25% of the net cash proceeds from any future sale or issuance of our equity, excluding warrants and compensation awards or plans;

     - requires us to set aside $2.5 million of the proceeds from the offering for the permanent repayment of the balance of our revolver due February 17, 2002;

     - allows us to repurchase all of our convertible voting preferred stock with $5.0 million of the proceeds from the offering;

     - allows us to contribute capital to our insurance subsidiaries with proceeds from the offering after the repayments to the banks and repurchase of our convertible voting preferred stock;

     - changes the consolidated net worth financial covenant to require that beginning in 2002, we, at a minimum, maintain consolidated net worth, excluding goodwill, of no less than the sum of (i) $85.0 million plus
          (ii) 80% of the net proceeds from the offering excluding the $5.0 million repurchase of our convertible voting preferred stock plus
          (iii) 50% of our aggregate consolidated net income calculated quarterly;

     - changes the fixed charge coverage ratio financial covenant to require that we, at a minimum, maintain a fixed charge coverage ratio of not less than 1.05 to 1.00 through June 30, 2003, and 1.10 to 1.00 thereafter; and

     - increases the interest rate of the tranche B term loan by 0.5% per annum.


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     The amendment also provides for a proposed conversion of our $2.5 million revolver balance due February 17, 2002 to part of our tranche B term loan at the election of the holder of the tranche B term loan. If the holder of the tranche B term loan elects to convert, the revised amortization of the tranche B term loan would be as follows: beginning June 17, 2002, quarterly principal payments of $0.3 million through December 17, 2002, $0.4 million through December 17, 2003, $0.5 million through December 17, 2004, $1.1 million through December 17, 2005, $1.5 million in March 17, 2006, and $2.0 million on June 17, 2006. If converted, the $2.5 million portion of the tranche B term loan would bear interest at a rate of an additional 0.5% per annum. In addition, if the revolver balance is converted, the $2.5 million of the proceeds of the offering set aside for repayment of the revolver balance would become available for working capital purposes. The repayment of the revolver or the conversion of the balance of the revolver would be permanent and the revolver could not be redrawn. However, there can be no assurance that the holder of the tranche B term loan will elect to convert the $2.5 million revolver balance to part of our tranche B term loan.

     The foregoing descriptions are qualified in their entirety by reference to our press release and the eighth amendment to our credit agreement, copies of which are attached hereto as exhibits.

ITEM 7. EXHIBITS.

10.38 Eighth Amendment to the Credit Agreement, dated as of December 18, 2001, among Ceres Group, Inc., the lending institutions party to the Credit Agreement and JPMorgan Chase, as Administrative Agent.

99.1    Press Release, dated December 27, 2001.









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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    CERES GROUP, INC.




                                    /s/ Kathleen L. Mesel
                                    --------------------------------------------
                                    By:  Kathleen L. Mesel
                                    Its: General Counsel and Corporate Secretary


Dated: January 2, 2002










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                                  EXHIBIT INDEX


10.38 Eighth Amendment to the Credit Agreement, dated as of December 18, 2001, among Ceres Group, Inc., the lending institutions party to the Credit Agreement and JPMorgan Chase, as Administrative Agent.

99.1    Press Release, dated December 27, 2001.